BRITISH COLUMBIA
ALBERTA
ONTARIO
QUEBEC

FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Reporting Issuer

Aurora Cannabis Inc. (the "Company")
1500 – 1199 West Hastings Street
Vancouver, BC V6E 3T5
Telephone: (604) 362-5207

Item 2.	Date of Material Change

July 13, 2017

Item 3.	News Release

A news release issued on July 13, 2017 at Vancouver, British Columbia relating to the material change described herein was disseminated through Canada Newswire.

Item 4.	Summary of Material Change

Aurora Cannabis Inc. hosts Australian Delegation led by the Honourable Jaala Pulford, Minister of Agriculture and Minister for Regional Development for the State of Victoria.

Full Description of Material Change

The Company will be hosting a delegation from Australia, led by the Honourable Jaala Pulford, Minister of Agriculture and Minister for Regional Development for the State of Victoria. The purpose of the visit to Canada, during which the delegation will also meet with federal officials in Ottawa, is knowledge transfer with regard to the regulations governing the medical cannabis sector, as well as more detailed insight into best practices relating to cultivation, production and distribution. The visit will provide insights into the elements that have made the Canadian system, which currently serves approximately 200,000 patients, so successful.

Item 5.	Full Description of Material Change

See attached press release.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

None

Item 8.	Senior Officers

The following senior officers of the Issuer are knowledgeable about the material change and may be contacted by the Commission at the address and telephone number:

Cam Battley, Senior Vice President
Phone: (905) 878-5525
Mobile: (905) 864-5525
Email: cam@auroramj.com

Nilda Rivera, Corporate Secretary
Mobile: (604) 362-5207
Email: nilda@auroramj.com

Terry Booth, Chief Executive Officer
Mobile: (780) 722 - 8889
Email: terry@auroramj.com

Item 9.	Date of Report

DATED July 13, 2017.

July 13, 2017	TSXV: ACB

Aurora Cannabis Hosts Australian Delegation Led by the Honourable Jaala Pulford, Minister of
Agriculture and Minister for Regional Development for the State of Victoria

Vancouver, BC – July 13, 2017 – Aurora Cannabis Inc. (the “Company” or “Aurora”) (TSXV: ACB) (OTCQX: ACBFF) (Frankfurt: 21P; WKN: A1C4WM) is pleased to announce that today the Company will be hosting a delegation from Australia, led by the Honourable Jaala Pulford, Minister of Agriculture and Minister for Regional Development for the State of Victoria. The purpose of the visit to Canada, during which the delegation will also meet with federal officials in Ottawa, is knowledge transfer with regard to the regulations governing the medical cannabis sector, as well as more detailed insight into best practices relating to cultivation, production and distribution. The visit will provide insights into the elements that have made the Canadian system, which currently serves approximately 200,000 patients, so successful.

The Australian delegation will spend a full day with Aurora executives, visiting both the highly automated 800,000 square foot Aurora Sky facility now under construction at Edmonton International Airport and the Company’s existing 55,000 square foot production facility in Mountain View County, Alberta, which was Canada’s first purpose-built indoor cannabis growing facility.

Also meeting with the Minister today will be the Honourable Shaye Anderson, Alberta’s Minister of Municipal Affairs and MLA for Leduc-Beaumont, as well as executives representing two of Aurora’s strategic partners: Peter Crock, CEO of Cann Group Limited, Australia’s first licensed cannabis company, in which Aurora holds a 19.9% stake; and Denis Taschuk, CEO of Radient Technologies Inc., an Edmonton concentrates company, in which Aurora holds a 17% stake.

Australia's Victorian Minister for Agriculture, Jaala Pulford, stated, “This visit to Canada presents an eye- opening opportunity to learn from the best in the industry. Australia's medicinal cannabis industry is in its earliest days, and the knowledge that has been gained in Canada over recent years will help guide us and take us forward.”

Just last month, Victoria marked a hugely significant milestone in the development of the medicinal cannabis industry in Australia with the awarding of the first commercial permit to Melbourne-based company Cann Group.

“Partnerships like the one between Aurora and Cann Group will play a critical role in establishing best practices and developing Australia's newest economic sector. Victoria’s involvement in the medicinal cannabis industry is in its early phases and we are keen to find out from other, more established markets what some of the opportunities and challenges are,” added Ms Pulford.

“We are very pleased to be hosting Minister Pulford and her delegation, and look forward to a day of discussion about the critical success factors required to establish and rapidly develop a world-leading medical cannabis system,” said Terry Booth, CEO. “We believe the Canadian cannabis regime under the Access to Cannabis for Medical Purposes Regulations (ACMPR), as implemented by Health Canada, has created the most successful, well-developed cannabis system in the world. The ACMPR has the potential to inspire programs in other countries, such as Australia, where medical cannabis programs are in their early stages, and we are honoured to be part of this knowledge transfer initiative.”

About Aurora

Aurora’s wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is a licensed producer of medical cannabis pursuant to Health Canada’s Access to Cannabis for Medical Purposes Regulations (“ACMPR”). The Company operates a 55,200 square foot, state-of-the-art production facility in Mountain View County, Alberta, and is currently constructing a second 800,000 square foot production facility, known as “Aurora Sky”, at the Edmonton International Airport, and has acquired, and is undertaking completion of, a third 40,000 square foot production facility in Pointe-Claire, Quebec, on Montreal’s West Island. In addition, the company is the cornerstone investor with a 19.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis, as well as owns Pedanios, a leading wholesale importer, exporter, and distributor of medical cannabis in the European Union ("EU"), based in Germany. Aurora’s common shares trade on the TSX-V under the symbol “ACB”.

On behalf of the Board of Directors,
AURORA CANNABIS INC.
Terry Booth, CEO

This news release includes statements containing certain "forward-looking information" within the meaning of applicable securities law (“forward-looking statements”). Forward-looking statements are frequently characterized by words such as "plan", "continue", "expect", "project", "intend", "believe", "anticipate", "estimate", "may", "will", "potential", "proposed" and other similar words, or statements that certain events or conditions "may" or "will" occur. These statements are only predictions. Various assumptions were used in drawing the conclusions or making the projections contained in the forward- looking statements throughout this news release. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

The TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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Further information:

For Aurora Cannabis Inc.

Cam Battley	Marc Lakmaaker
Executive Vice President	NATIONAL Equicom
+1.905.864.5525	mlakmaaker@national.ca
cam@auroramj.com	+1.416.848.1397
www.auroramj.com